EXHIBIT 16.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

February 4, 2013

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated February 1, 2013, of Swingplane Ventures, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for June 30, 2012 and June 30, 2011 and any subsequent interim period through the date of dismissal.

Very truly yours,

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor, Florida